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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112274


           Addendum to Prospectus Supplement Dated February 27, 2004

                                                   Dated:  April 1, 2004

                                STATE OF ISRAEL
                                 $2,350,000,000
                              THIRD JUBILEE ISSUE
                           DOLLAR BONDS (FIXED RATE)
                     ______________________________________

The interest rate of each State of Israel Third Jubilee Issue Dollar Bond to be sold during the Sales Period commencing on April 1, 2004 and terminating on April 30, 2004 is:

       Series A (Five Years):  3.9%            Series B (Ten Years):  5.10%


To ensure purchase of a Bond at such interest rate, the purchase price and all supporting documentation must be received by Development Corporation for Israel by April 23, 2004.